                                                                    EXHIBIT 10.5

                             EMPLOYMENT AGREEMENT

     This EMPLOYMENT AGREEMENT ("Agreement"), is entered into as of August 16, 1999 ("Commencement Date") between Richard Glassberg, an individual residing at 17 Hix Avenue, Rye, New York 10580 ("Employee") and CKGMedia.com, Inc., d/b/a Phase2Media, a Delaware corporation with its principal place of business at 420 Lexington Avenue, Suite 2101, New York, New York 10170 ("Company").

     WHEREAS, the Company desires to employ Employee and Employee desires to be employed in such capacity on the terms and conditions hereof;

     NOW THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the Company and the Employee hereby agree as follows:

     1.  Employment Duties and Responsibilities

     (1) The Company hereby agrees to employ Employee on the terms and conditions hereof (the"Employment") as Chairman and Chief Executive Officer ("CEO") of the Company with such duties, responsibilities, obligations and powers commensurate with such role, as are described herein and which are reasonably required from time to time by the Board of Directors of the Company (the "Board"), and Employee hereby accepts the Employment on the terms and conditions hereof. However, this is subject to Section 4(a)(ii)'s language relating to the Company's ability following a merger to change Employee's position to President or COO of a standalone U.S. advertising sales operation or business unit so long as within a twelve month period following the merger, Employee is returned to his position as CEO and Chairman of the Company.

     (2) During the Employment, Employee shall have primary responsibility for the direction and management of the current and future affairs and business of the Company as presently constituted and as same may from time to time hereafter change, including primary responsibilities for the overall direction of the Company, its day-to-day operations and management of the Company's business, hiring and firing of personnel, developing and directing the Company's business plan, budget, and business strategies, developing and appointing the Company's management team, and such other duties and responsibilities as may be required from time to time by the Board consistent with Employee's positions as Chairman and CEO of the Company. Employee's duties and responsibilities shall be subject only to the direction and authority of the Board. In the event that the Company shall hereafter effect a merger in which it is the surviving entity, effect an acquisition, or form a subsidiary, subject to Section 4(a) hereof, unless Employee expressly consents in writing to the contrary Employee shall hold the position of Chairman and CEO of any merged or acquired entity and of any wholly-owned subsidiary (and in the event that the Company shall form or acquire a non-wholly owned subsidiary, the Company shall vote all of its interests in such subsidiary in favor of electing Employee as Chairman and CEO of such subsidiary).

     (3)  The principal offices of Employee shall be in New York, New York.

     (4) During the Employment, Employee shall devote all of his business time, attention, effort, skills and ability to the business and affairs of the Company on an exclusive basis, and shall not engage in any other business activities for any other person or entity, except that the foregoing shall not limit Employee from performing charitable activities, managing personal passive investments, or subject to the provisions of Section 6 hereof, serving on the Board of Directors of another entity; provided that any such activities do not in any material way substantially detract from Employee's performance of his duties hereunder and provided Employee receives approval from the Board of Directors prior to engaging in such. Employee shall faithfully and diligently endeavor to promote the business, reputation, and best interests of the Company and shall make available to the Company, when and if requested, all knowledge possessed by him relating to any and all aspects of his duties and responsibilities hereunder.

     (5) Employee hereby agrees to allow the Company to use his name, biography and likeness in connection with information that may be disseminated concerning the Company. Employee agrees to appear and actively participate on behalf of the Company in the general promotion of its business.

     2.  Compensation

     (a)  Base Salary and Bonuses

          (1) As compensation for the performance by Employee of his obligations hereunder during the Employment, the Company shall pay Employee, in addition to all other benefits provided for in this Agreement, beginning on the Commencement Date, a base salary equal to two hundred thousand dollars ($200,000.00) per annum (the "Base Salary"), provided, however, that the Board, in its
                                    --------  -------
               sole discretion, will consider increases in Employee's Base Salary at the commencement of each calendar year. Employee's Base Salary shall be payable in semi-monthly installments or otherwise in accordance with the Company's payroll policies.

          (2) The Company shall pay Employee a bonus, which shall be set by the Board in its sole discretion (the "Annual Bonus"), and may be paid in whole or in part in additional stock grants, or in cash, as determined by the Board.

     (b)  Additional Benefits

          (1) During the Employment, Employee shall be entitled to participate in such medical, disability and dental insurance plans, 401(k) or other retirement plans, employee stock option plans, and other similar plans, programs or arrangements adopted by the Company and offered generally to the Company's management employees.

          (2) The Company shall pay or reimburse Employee for all reasonable and necessary business expenses incurred or to be incurred by Employee which relate to the business of the Company, provided that such expenses are adequately documented and vouchered in accordance with the Company's policies, with such payments or reimbursements to be made in accordance with the Company's policies.

          (3) Employee shall be entitled to four (4) weeks paid vacation to be taken by Employee at times mutually and reasonably agreed upon by the Company and Employee, in addition to all other holidays established as part of the Company's policies.

     (c)  Payments Subject to Withholding.

          The compensation provided to Employee pursuant to this Agreement shall be subject to any required federal, state, local and other governmental withholdings or other deductions, and governmental filings and reporting requirements, that may be required from time to time under applicable U.S. or foreign laws and regulations.

     3.   Term

     (1) The initial employment term ("Initial Term") shall be for a period of three (3) years and shall commence on the Commencement Date and end on the third anniversary of the Commencement Date. The Initial Term shall be renewable for one or more additional terms (each a "Renewal Term") on such terms as mutually agreed upon by Employee and the Board. Employee and the Board each shall notify the other of his or its desire to negotiate the terms of a Renewal Term no later than six (6) months prior to expiration of the Initial Term or the Renewal Term in force, as the case may be. The Employment will continue for the Initial Term and the Renewal Term(s) unless terminated by a "Termination Event," as defined in Section 4 below.

     4.  Termination; Payments Due.

     For purposes of this Agreement, each of the following events shall constitute a "Termination Event", and this Agreement and the Employment shall terminate upon the occurrence of any such Termination Event, with termination payments due Employee as specified in this Section 4.

     (a) Termination Without Cause; Good Reason. If this Agreement is terminated (either during the Initial Term or during any Renewal Term) without Cause (as such term is defined in Section 4(b) hereof) or by reason other than as set forth in Section 4(c) hereof, or if this Agreement is not renewed in accordance with the provisions of Section 3 hereof, or if Employee resigns for "Good Reason" (as hereinafter defined), Employee shall receive, commencing on the Company's next regular payroll, from the date of any such termination or non-renewal of, or resignation by, Employee: payment of his Base Salary for a twelve month period in an amount equivalent to that which he received for the last full twelve (12) month period, as well as a continuation of the benefits set forth in Section 2(b)(i), and any unreimbursed business expenses. In addition, thirty-three and one-third percent (33.3%) of all unvested and or outstanding options, warrants or other contractual rights to acquire equity securities of the Company shall automatically vest and become exercisable. For purposes of this Agreement, "Good Reason" shall mean (i) a relocation of Employee, without his prior written consent, outside of the New York City metropolitan area, or (ii) a failure to maintain Employee as the CEO and Chairman of the Company, including but not limited to, after any merger in which the Company is the surviving entity or acquisition, or with respect to any wholly-owned subsidiary, provided, however, after a merger, the Company may change Employee's position to President or COO of a standalone U.S. advertising sales operation or business unit so long as within a twelve month period following the merger, Employee is returned to his position as CEO and Chairman of the Company, or (iii) the failure to be nominated by management of the Company for election to the Board, or (iv) a material diminution by the Company of Employee's responsibilities, which change would cause Employee to report to any person or persons other than the Board or cause Employee's position with the Company or any subsidiary to become one of significantly less responsibility, importance or scope from that contemplated by Section 1 hereof, or (v) a willful failure in bad faith to pay the Base Salary, or the Annual Bonus to Employee when due or another material breach of this Agreement by the Company. All amounts due Employee under this Section 4(a) shall be paid to Employee without offset for any amounts earned by Employee in any other employment or from any other source; provided, however, that Employee's twelve month salary and benefits continuation shall cease in the event he obtains another job during that twelve month period, and if he does, Employee shall promptly notify the Company. Whether Employee accepts another job during the twelve month period shall be in his sole discretion. In the event that the Company breaches this Agreement other than for a reason giving Employee the right to resign for Good Reason, Employee and the Company shall be entitled to their respective rights at law.

     (b) Cause. Notwithstanding any other provision hereof, the Company may terminate this Agreement for cause ("Cause") in the event (i) of Employee's willful and repeated failure or refusal to materially perform his duties hereunder with reasonable diligence or to follow lawful directives of the Board,
(ii) of Employee's commission of an act involving fraud, embezzlement, or theft against the property or personnel of the Company, or (iii) Employee engages in willful or grossly negligent conduct that the Board in good faith determines will have a material adverse affect on the business, assets, properties, results of operations, or financial condition of Employer, or (iv) Employee's conviction of, or guilty plea, nolo contendere plea or confession to a felony or crime of
moral turpitude.   In the event the Employment and this Agreement are terminated pursuant to this Section 4(b), Employee's Base Salary shall terminate immediately upon such termination (subject to applicable law such as COBRA), and the Company shall have no further obligations to Employee except for payment and reimbursement to Employee for any monies due to Employee which right to payment or reimbursement accrued prior to such termination. Notwithstanding any provision of this Section 4(b), prior to the Company having the right to terminate the Employment pursuant to clauses (i) or (iii) of this Section 4(b), the Company shall first be required to give Employee at least thirty (30) days' prior written notice of any alleged breach under Sections 4(b)(i) or 4(b)(iii) hereof (the "Notice"), and for such Notice to be effective it must specify in reasonable detail the nature of, and facts and circumstances relative to, such alleged Cause, and Employee shall have a reasonable opportunity to cure any such alleged improper actions within such thirty (30) day period, and in the event Employee takes such curative actions, the Notice shall automatically be deemed withdrawn. Employee shall not, under any circumstances, be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution (the "Board Resolution") duly adopted by the affirmative vote of not less than fifty one (51%) percent of the Board (with Employee not being permitted to vote on this matter) at a meeting of the Board held for that purpose. Any such Board Resolution, which in the event of an alleged termination for Cause under Sections 4(b)(i) or 4(b)(iii) hereof shall be dated no sooner than thirty (30) days after the Notice has been deemed to have been given to Employee and Employee shall have had an opportunity, together with counsel, to be heard before the Board, shall find that in the good faith opinion of the Board, Employee was guilty of conduct constituting Cause and specifying the particulars thereof in detail.

     (c) Death. This Agreement shall terminate immediately upon the death of Employee. Upon such termination, Employee's spouse or other beneficiary shall be entitled to receive a payment of Two Million Dollars ($2,000,000.00) payable from a Key Man Life Insurance Policy in the total amount of Ten Million Dollars ($10,000,000.00) which shall be maintained in force by the Company for as long as Glassberg is employed. In addition, his beneficiary shall receive payment of all unreimbursed expenses.

     5.  Ownership of Inventions, Work Product, and Business Opportunities

     Any interest in any and all discoveries, inventions, patents, patent applications, copyrights, trademarks, trademark applications, software, materials, licenses, methods, processes, analyses, and reports ("Inventions") relating to electronic or digital advertising or marketing content or services or electronic or digital retailing of goods and services (collectively, the "Industries"), whether over the Internet, on CD-ROM, or otherwise, whether or not patentable or copyrightable and whether created and owned by Employee during the Employment or during any prior employment with the Company or affiliates of the Company, or owned by the Company prior or after the execution of this Agreement ("Work Product"), and all business opportunities relating to the Industries ("Opportunities") introduced to Employee during the Employment shall be owned 100% by the Company. Employee shall disclose any Work Product and Opportunities to the Company and, forthwith upon the request of the Board and without additional compensation shall execute all such assignments and other documents and take all such other action as the Board may reasonably request in order to vest in the Company all right, title and interest in and to the Inventions, Work Product, and Opportunities, free and clear of all liens, charges, and encumbrances.

     6.  Non-Competition; Non-Solicitation.

     (1) During his Employment, and in the event the Company terminates Employee's employment, or if this Agreement is not renewed, or if Employee resigns for "Good Reason", for a period of twelve (12) months following the cessation of the Employment, Employee hereby agrees and covenants that he will not directly or indirectly engage in or become interested

(whether as an owner, principal, agent, stockholder, member, partner, trustee, venturer, lender or other investor, director, officer, employee, consultant or through the agency of any corporation, limited liability company, partnership, association, agent or otherwise) in any business or enterprise engaged in the business of an Internet Advertising Sales Rep Firm that sells inventory for multiple sites they do not own, including, without limitation, companies such as Doubleclick, 24/7, Adsmart and Flycast. In the event Employee voluntarily resigns, this non-compete shall also be applicable during the Employment and for twelve months following cessation of the Employment, but shall extend to any business or enterprise that shall, at the time, be in whole or in substantial part competitive with any part of the business conducted by the Company during the period of employment (except that in either event, ownership of not more than 5% of the outstanding securities of any class of any entity, which securities are listed on a national securities exchange or traded in the over-the-counter market, shall not be considered a breach of this Section 6(1)).

     (2) Employee agrees and covenants that for a period of twelve (12) months following the termination of the Employment, he will not (without first obtaining the written permission of the Company) directly or indirectly participate in the solicitation of any business of any type which was conducted by the Company during the Employment, from any person or entity which was a client or customer of the Company during the period of the Employment, or was a prospective customer of the Company from which Employee solicited business or for which a proposal for submission was prepared during the period of the Employment.

     (3) Employee agrees and covenants that for a period of twelve (12) months following the termination of the Employment, he will not (without first obtaining the written permission of the Company) directly or indirectly, hire, recruit for employment, or induce or seek to cause such person to terminate his or her employment with the Company, any person who then is an employee of the Company or was an employee of the Company within three (3) months prior to the time of such hiring or solicitation by Employee.

     7.  Protection of Proprietary Information

     (1) Employee acknowledges that during the course of his Employment, he will acquire Proprietary Information and Trade Secrets (as hereinafter defined) of the Company. For purposes of this Agreement:

          (1) "Proprietary Information" shall mean and include all unpublished materials and all information and data created, discovered, owned or otherwise controlled by the Company or its affiliates relating to the operations, financial conditions, products, customers, or business of the Company or its affiliates, including, but not limited to, financial information, data, or statements, product research and development, existing and future product plans, designs and schematics, patents, trademark information, client lists, computer data, documentation, algorithms, processes and know-how (whether or not reduced to writing and whether or not patentable or copyrightable), business and marketing plans and strategies, pricing policies, product packaging, cost and profit information, supplier identities, and the like, whether disclosed orally, in writing, or by inspection. "Proprietary Information" also shall include all other materials and information which have clearly been identified by the Company as "Proprietary Information", "Trade Secrets" or confidential information. The term "Proprietary Information" shall not include any information which is now generally known or available or which hereafter through no act or failure on the part of Employee becomes generally known or available; and

          (2) "Trade Secrets" shall mean and include information, without regard to form, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information (i) derives economic value, actual or potential, from not being known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and
               (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

     (2) Non-Disclosure. Employee agrees and covenants that, at any time during the Employment (which, for purposes of this Section 7 shall include the Company's subsidiaries and affiliates) and for a period of twenty-four (24) months thereafter, he will hold in the strictest confidence and not (without first obtaining the written permission of the Company) (i) disclose to any person or entity, nor use (either himself or in connection with any business) any Proprietary Information or Trade Secrets; or (ii) disclose to any person or entity, nor use (either himself or in connection with any business) any Trade Secrets to which he may have had access or which were revealed to him during the Employment, unless such disclosure is pursuant to a court order, disclosure in litigation involving the Company or in any reports or applications required by law to be filed with any governmental agency. Employee further agrees not to disclose any Proprietary Information or Trade Secrets except to the Board and to employees, advisors, counsel and consultants of the Company and its affiliated companies, if any, on a "need to know basis", and then only to those persons who reasonably require the same for the purposes hereof and who are bound by a confidentiality agreement consistent in format and substance with this Section 7 and the policies of the Board.

     (3) Return of Documents and Materials. Employee agrees to use his best efforts to deliver promptly upon the termination of the Employment, and at any and all other times as the Board may request, all documents, technology, Work Product, source codes, object codes, hardware (and copies thereof), in whatever medium, Proprietary Information, and Trade Secrets (including any and all copies), in whatever medium, relating to the business of the Company, which he possesses or has under his control.

     (4) Nothing in this Section 7 shall limit any protection, definition or remedy provided to the Company under any law, statute or legal principle relating to confidential information, proprietary information, or trade secrets.

     8.   Conflicting Agreement

     Employee warrants and represents that he has disclosed to the Company any existing or proposed agreements to which Employee is a party that may adversely affect Employee's ability to render his services to the Company hereunder.

     9.   Resignation as a Director of the Board

     Upon termination of the Employment in accordance with Section 4 hereof, Employee shall immediately resign as a director of the Board unless otherwise agreed to in writing by the Board and Employee.

     10.  Miscellaneous Provisions

     (1) No provision of this Agreement shall be deemed to have been waived unless such waiver is in writing signed by the waiving party. No failure by any party to insist upon the strict performance of any provision of this Agreement, or to exercise any right or remedy consequent upon a breach thereof, shall constitute a waiver of any such breach of such provision or any other provision. No waiver of any provision of this Agreement shall be deemed a waiver of any other provision of this Agreement or wavier of such provision with respect to any subsequent breach, unless expressly provided in writing.

     (2) Any and all notices, demands, and requests required or permitted to be given under this Agreement shall be in writing. Notices may be served by: (1) certified or registered mail postage prepaid with return receipt requested, or by private courier, prepaid; (2) by facsimile or other telecommunication device capable of transmitting or creating a written record, with a copy sent by U.S. mail or by personal delivery within three (3) business days after the initial facsimile transmission; or (3) by hand. Mailed notices shall be deemed delivered three days after mailing, if properly addressed, return receipt signed. Couriered notices shall be deemed delivered on the date the courier warrants a delivery has occurred. Facsimile notices shall be deemed delivered when receipt is either confirmed by confirming transmission equipment or acknowledged by the addressee or its office. Hand delivery shall be effective when accomplished upon signature of receipt. All notices shall be given to the parties at the addresses first given above unless a party changes his or its address by giving notice to the other party in accordance with the provisions of this Section 10(2), together with copies thereof as follows:

     In the case of the Company, with a copy to:

          Zukerman Gore & Brandeis, LLP
          900 Third Avenue
          New York, New York  10022-4728

          Attention: Andrew M. Chonoles, Esq.

     (3) This Agreement constitutes the entire Agreement of the parties relating to the subject matter hereof. This Agreement supersedes all prior communications, representations or agreements between the parties relating to the subject matter hereof. This Agreement expressly supersedes and replaces the Agreement between the parties dated April 12,1999. As such, the April 12, 1999 Agreement is null and void once this Agreement is signed. This Agreement may not be amended except in a writing executed by the parties.

     (4) The invalidity or unenforceability of any particular provision of this Agreement shall not effect the other provisions hereof; all of which shall remain enforceable in accordance with their terms. Should any of the obligations hereunder be illegal or unenforceable, such obligations shall be enforceable within whatever terms a court of competent jurisdiction shall deem allowable by law.

     (5) This Agreement shall inure to the benefit of the successors and assigns of the Company as if such Agreement had been originally negotiated and entered into by and between Employee. As a condition to any merger, corporate reorganization, sale of the Company's assets or comparable transaction, the assignee, purchaser or successor, as the case may be, shall be required to undertake in writing to perform all of the Company's obligations hereunder and specifically to agree in writing to assume this Agreement. The Company may assign this Agreement to any person, firm or corporation controlling, controlled by, or under common control with the Company. Employee may not assign, sell, subcontract, delegate or otherwise transfer this Agreement or any rights or obligations of Employee under this Agreement, without the prior written consent of the Board, and any attempted assignment or delegation shall be void and without effect.

     (6) This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York for agreements wholly negotiated, entered into, and performed within the State of New York. Each of the parties hereto irrevocably consents to the venue and jurisdiction of the federal and state courts located in the State of New York, County of New York.

     (7) Any dispute, disagreement or controversy of any kind arising out of or relating to the Employment or the termination thereof shall be submitted for resolution to arbitration before three arbitrators in accordance with the then prevailing Commercial Rules of the American Arbitration Association. The arbitration shall be held in the City of New York. The fees and expenses of the arbitration shall be borne equally by the parties. However, the Company may also pursue claims for injunctive relief against Employee in any appropriate court for any breaches of the provisions of Sections 6 or 7 hereof.

     (8) Employee acknowledges that the Company is a new and evolving company in the Industries, and that protection of Proprietary Information, Work Product, Trade Secrets, and Opportunities, as provided for in this Agreement are important to future prospects for growth and business development of the Company. Employee acknowledges that the Company may not have an adequate remedy at law in the event of any breach or threatened breach by Employee of any provision of Sections 6 or 7 hereof, and that the Company may suffer irreparable damage and injury as a result. Accordingly, in the event of any such breach or threatened breach, Employee hereby consents to the Company's application for injunctive relief against him by any court of competent jurisdiction without the posting of any bond or security therefor.

     (9) This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement binding on all of the parties, notwithstanding that all parties are not signatories to the same counterpart. The section headings in this Agreement are included for convenience only; they do not give full notice of the terms of any portion of this Agreement and are not relevant to the interpretation of any provision of this Agreement.

     (10) Facsimile signatures on this Agreement shall be deemed to be originals and to be legally binding and effective.



     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.

                         /s/ Richard Glassberg
                         ----------------------------------
                         Employee

                         CKG MEDIA.COM, INC. d/b/aPHASE2MEDIA


                         By: /s/ Robert Chmiel
                            --------------------------------